UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2006

SOUTHERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6407	75-0571592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5444 Westheimer Road Houston, Texas (Address of principal executive offices)	77056-5306 (Zip Code)

Registrant's telephone number, including area code: (713) 989-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 15, 2006, Southern Union Company (the “Company”) signed a definitive agreement to sell the Rhode Island assets of its New England Gas Company operating division to National Grid USA for $575 million in cash, less the assumption of $77 million in debt.

The transaction, which has been approved by the Boards of both companies, is subject to state and federal regulatory approval and other closing conditions. The transaction is expected to close by the third quarter of 2006.

ITEM 7.01 REGULATION FD DISCLOSURE

On February 16, 2006, the Company issued a press release to announce the sale of the Rhode Island assets of its New England Gas Company operating division to National Grid USA for $575 million in cash, less the assumption of $77 million in debt. As part of the release, the Company announced that it will retain New England Gas Company’s North Attleboro and Fall River, Massachusetts operations. A copy of the release is filed herewith as Exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

        Exhibit No.                      Description

10.1 99.1	Purchase and Sale Agreement by and among Southern Union Company, as Seller, and National Grid USA, as Buyer, dated as of February 15, 2006. Company’s February 16, 2006 Press Release

This 8-K includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN UNION COMPANY
(Registrant)
Date: February 17, 2006	By:	/s/ Robert M. Kerrigan, III
Robert M. Kerrigan, III
Vice President - Assistant General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.                       Description

10.1 99.1	Purchase and Sale Agreement by and among Southern Union Company, as Seller, and National Grid USA, as Buyer, dated as of February 15, 2006. Company’s February 16, 2006 Press Release